Schedule 14A
(Rule 14A-101)

INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
EXCHANGE ACT OF 1934

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Interlinq Software Corporation

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THE FOLLOWING IS A PRESS RELEASE ISSUED BY INTERLINQ SOFTWARE CORPORATION ON AUGUST 30, 2002.

FOR IMMEDIATE RELEASE	CONTACT:

August 30, 2002	Mike Castle Chief Financial Officer (425) 827-1112 e-mail: mikec@interlinq.com

INTERLINQ Reports Results for Fiscal Year and Fourth Quarter

Bellevue, Washington, August 30, 2002 — INTERLINQ Software Corporation (Nasdaq: INLQ) today announced revenue of $17,111,000 for the fiscal year ended June 30, 2002, a 3% increase compared to revenue of $16,614,000 reported last year.

Net loss for the fiscal year was $1,155,000, or $0.24 per diluted share (excluding a $43,000 charge for the write-down of certain capitalized software development costs, the net loss would have been $1,112,000, or $0.23 per diluted share), compared to a net loss of $5,641,000, or $1.17 per diluted share, for the same period last year. (Excluding charges related to a corporate restructuring and several non-cash charges, the loss for the previous fiscal year would have been $3,269,000, or $0.68 per diluted share.)

For the quarter ended June 30, 2002, INTERLINQ reported revenue of $4,454,000, a 2% increase compared to $4,375,000 reported in the same period last year. Net loss for the quarter was $289,000, or $0.06 per diluted share (excluding a $43,000 charge for the write-down of certain capitalized software development costs, the net loss would have been $246,000, or $0.05 per diluted share), compared to a net loss of $934,000, or $0.19 per diluted share, for the same quarter last year. (Excluding pre-tax restructuring charges of $504,000 and a $51,000 pre-tax write-down of certain capitalized software development costs, the company’s loss for the fourth quarter last year would have been $380,000, or $0.08 per diluted share.) The company did not record any income tax benefit during either the fourth quarter of 2002 or the fourth quarter of 2001.

“We are very pleased with our accomplishments this year, both operationally and financially,” said Michael Jackman, president and CEO. “Our MortgageWareE3™ Web-based loan production platform is on track for beta release by the end of the calendar year and INTERLINQ’s cash flow position has significantly improved over last year. In fact, our cash flow is positive and our cash and investments are $2.2 million higher than a year ago.”

Jackman noted that while the majority of INTERLINQ revenue continues to come from its loan production business, during the last fiscal year INTERLINQ bolstered its two other businesses, which offer loan servicing products and FlowMan® technology for business process management and enterprise application integration.

“More than 900,000 loans are managed by INTERLINQ loan servicing technology, a 26% jump compared to 717,000 loans a year ago,” said Jackman. “Likewise, during the past fiscal year we’ve nearly quadrupled the number of customers for MortgageWare®TC Workflow Tools, powered by FlowMan® technology. More lenders are recognizing the benefits of using this technology to drive process improvement.”

Earlier this month, INTERLINQ announced that it had entered into a definitive agreement to be acquired by Harland Financial Solutions, Inc., a wholly owned subsidiary of John H. Harland Company (NYSE: JH). Subject to the approval of INTERLINQ’s shareholders and other customary conditions, INTERLINQ would become a wholly owned subsidiary of Harland Financial Solutions.

INTERLINQ Software Corporation, established in 1982, is a leading provider of technology that helps organizations effectively manage complex, information-intensive business transactions. The company’s mortgage technology division offers client-server-based business solutions to commercial banks, mortgage banks, credit unions and savings institutions, including a number of the top originators. INTERLINQ lending systems process approximately one in ten retail mortgages, more than any other system. INTERLINQ’s enterprise technology division provides process-centered, enterprise application integration (EAI) solutions. INTERLINQ is a proven innovator in EAI software technology and business-process knowledge management; its technology solutions have won industry recognition and awards. More information on INTERLINQ’s products and services is available on the company’s Web site at www.interlinq.com.

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When used in this discussion, the words “believes” and “estimates” and similar expressions are intended to identify forward-looking statements. In addition, statements relating to future financial results are forward looking statements. All such forward-looking statements are based on the opinions or estimates of management at the time the statements are made and are subject to certain risks and uncertainties that could cause actual results to differ materially from those projected. Factors that could affect INTERLINQ’s actual results include, but are not limited to, INTERLINQ’s ability to deliver its next-generation MortgageWare lending platform, enhance its loan servicing technology and sustain its current levels of customer support, and changes in the mortgage industry in general, as well as the “Certain Additional Factors Affecting Future Results” described in our quarterly report on Form 10-Q for the quarter ended March 31, 2002. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. The company undertakes no obligation to publicly release the result of any revisions to these forward-looking statements that may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

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THE FOLLOWING ARE THE UNAUDITED BALANCE SHEETS AND STATEMENTS OF OPERATIONS FOR INTERLINQ SOFTWARE CORPORATION FOR THE QUARTER ENDED JUNE 30, 2002.

INTERLINQ Software Corporation

Balance Sheets
(Unaudited)

	June 30,	June 30,
	2002	2001

Assets
Current assets:
Cash, cash equivalents and short term investments	$11,084,063	$8,888,842
Accounts receivable, net	1,137,628	1,379,174
Inventory, prepaid expenses, and other current assets	442,956	995,907

Total current assets	12,664,647	11,263,923

Furniture and equipment, net	748,633	1,240,929
Capitalized software costs, net	1,358,241	2,639,311
Other assets	98,024	613,764

	$14,869,545	$15,757,927

Liabilities and Shareholders’ Equity
Current liabilities:
Accounts payable	$522,027	$332,686
Accrued compensation & benefits	1,041,206	1,163,043
Other accrued liabilities	303,246	83,002
Customer deposits	396,469	514,493
Deferred software support fees	4,556,366	4,441,403

Total current liabilities	6,819,314	6,534,627

Noncurrent liabilities, excluding current installments	101,554	112,701

Shareholders’ equity:
Common stock, $.01 par value. Authorized 30,000,000 shares; issued and outstanding 4,822,661 shares in 2002 and 4,824,077 shares in 2001	48,227	48,241
Additional paid-in capital	7,642,963	7,649,952
Retained earnings	257,487	1,412,406

Total shareholders’ equity	7,948,677	9,110,599

	$14,869,545	$15,757,927

INTERLINQ Software Corporation

Statements of Operations
(Unaudited)

	Quarter ended June 30,		Twelve months ended June 30,

	2002	2001	2002	2001

Net revenues:
Software license fees	$1,329,070	$1,461,976	$5,133,573	$4,737,128
Software support fees	2,508,448	2,436,686	10,011,688	9,672,510
Other	616,189	475,970	1,965,398	2,204,156

Total net revenues	4,453,707	4,374,632	17,110,659	16,613,794

Cost of revenues:
Software license fees	463,860	590,039	2,015,070	3,016,598
Software support fees	455,084	487,322	1,796,639	2,219,618
Other	190,592	283,269	879,851	1,261,765

Total cost of revenues	1,109,536	1,360,630	4,691,560	6,497,981

Gross profit	3,344,171	3,014,002	12,419,099	10,115,813

Operating expenses:
Product development	1,635,228	1,249,933	5,956,081	4,555,105
Sales and marketing	764,314	982,329	2,951,808	4,137,057
General and administrative	1,244,766	1,257,577	4,857,690	5,259,548
Amortization of goodwill & other intangible assets	0	0	0	644,490
Goodwill & capitalization of software write-off	42,802	50,678	42,802	2,353,264
Restructuring expenses	0	503,974	0	503,974

Total operating expenses	3,687,110	4,044,491	13,808,381	17,453,438

Operating loss	(342,939)	(1,030,489)	(1,389,282)	(7,337,625)

Net interest and other income	54,430	96,289	234,363	542,241

Loss before income taxes	(288,509)	(934,200)	(1,154,919)	(6,795,384)

Income tax benefit	0	0	0	(1,154,094)

Net loss	$(288,509)	$(934,200)	$(1,154,919)	$(5,641,290)

Per share data:
Net loss — basic and diluted	$(.06)	$(.19)	$(.24)	$(1.17)
Shares used to calculate net loss — basic and diluted	4,822,661	4,824,077	4,823,985	4,824,077

Additional Information

IN CONNECTION WITH THE MERGER, INTERLINQ WILL FILE A PROXY STATEMENT AND OTHER RELEVANT DOCUMENTS WITH THE U.S. SECURITIES AND EXCHANGE COMMISSION (THE “SEC”). SHAREHOLDERS ARE URGED TO READ THE PROXY STATEMENT CAREFULLY AND IN ITS ENTIRETY WHEN IT BECOMES AVAILABLE, TOGETHER WITH ALL OTHER RELEVANT DOCUMENTS FILED BY INTERLINQ WITH THE SEC, BECAUSE SUCH DOCUMENTS WILL CONTAIN IMPORTANT INFORMATION. YOU WILL BE ABLE TO OBTAIN THESE DOCUMENTS FREE OF CHARGE AT THE WEB SITE MAINTAINED BY THE SEC AT WWW.SEC.GOV. IN ADDITION, YOU CAN OBTAIN DOCUMENTS FILED BY INTERLINQ WITH THE SEC FREE OF CHARGE BY REQUESTING THEM IN WRITING FROM INTERLINQ SOFTWARE CORPORATION, INVESTOR RELATIONS, 11980 NE 24TH STREET, BELLEVUE, WA 98005, PHONE: (425) 827-1112, FAX: (425) 827-0927.

INTERLINQ AND ITS RESPECTIVE DIRECTORS AND EXECUTIVE OFFICERS MAY BE DEEMED TO BE PARTICIPANTS IN THE SOLICITATION OF PROXIES FROM INTERLINQ SHAREHOLDERS IN CONNECTION WITH THE MERGER. INFORMATION ABOUT THE DIRECTORS AND EXECUTIVE OFFICERS OF INTERLINQ AND THEIR OWNERSHIP OF INTERLINQ’S SHARES IS SET FORTH IN INTERLINQ’S PROXY STATEMENT FOR ITS 2001 ANNUAL MEETING OF SHAREHOLDERS. COPIES OF INTERLINQ’S 2001 PROXY STATEMENT ARE AVAILABLE AT THE ADDRESSES PROVIDED ABOVE. INVESTORS MAY OBTAIN ADDITIONAL INFORMATION REGARDING THE INTERESTS OF SUCH PARTICIPANTS BY READING THE PROXY STATEMENT REGARDING THE ACQUISITION OF INTERLINQ BY HARLAND FINANCIAL SOLUTIONS, INC. WHEN IT BECOMES AVAILABLE.

INVESTORS ARE URGED TO READ THE MERGER PROXY STATEMENT CAREFULLY AND IN ITS ENTIRETY WHEN IT BECOMES AVAILABLE BEFORE MAKING ANY VOTING DECISION.